Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
February 17, 2017

Thank you, Bill, good morning!

TrinityRail’s performance for the fourth quarter met our expectations. Throughout 2016, our team did an outstanding job transitioning as market conditions deteriorated within the North American railcar industry. Our Rail Group achieved a 14.9% operating profit margin on deliveries of 27,240 railcars in 2016. The Leasing Group delivered a solid financial performance in 2016 driven by lease fleet growth, high lease fleet utilization, and disciplined cost management initiatives. TrinityRail’s performance reflects the strength of our integrated railcar manufacturing, leasing and services business model, and our operating and financial flexibility.

Declining railcar loadings through most of 2016, a large number of idle railcars, excess railcar production capacity and a sluggish industrial economy have resulted in challenging railcar market dynamics. Industry-wide new railcar orders decelerated throughout the year, totaling approximately 22,880 railcars in 2016, the lowest level since 2009 and well below the considered replacement rate for the North American railcar fleet. During the fourth quarter, Trinity’s Rail Group received orders totaling 1,985 railcars primarily from industrial shippers and railroads. Pricing pressure on fourth quarter railcar orders continued to reflect the weakness of most markets.

New railcar order inquiries are very weak thus far in 2017. Although, the general uncertainty exhibited by our customers in making capital investment decisions seems to be paired with a sense of optimism stemming from potential stimulative economic and regulatory policies of the new administration. However, it is too early to project the timing of a railcar market recovery. Further, it is unlikely that we will experience meaningful railcar demand improvement until railcar loadings demonstrate sustained increases and the overhang of surplus railcars is greatly reduced.

During the fourth quarter, TrinityRail delivered 7,435 railcars. As expected, weaker pricing, product mix changes, and costs associated with aligning our manufacturing footprint for a lower volume of deliveries in 2017 resulted in a 13.5% operating margin during the fourth quarter.

Our total railcar order backlog at the end of 2016 totaled 29,220 railcars, valued at approximately $3.0 billion. We place a high value on the visibility our backlog provides. Our backlog visibility allows for effective production planning. At this time last year, we guided to 27,000 railcar deliveries and a 15% margin for 2016 - right in-line with our actual performance. The backlog value includes an adjustment to the pricing of railcars under our long-term agreement with GATX. Pursuant to the long term agreement executed in 2014 with GATX, the market pricing adjustment applies to railcars for delivery beginning in 2018.

At the end of the fourth quarter, we had approximately 7,725 railcars in our order backlog intended for use in the frac sand market. As we mentioned on our last earnings call, 850 of those railcars are included in our 2017 production plans. Beyond 2017, the remaining railcars for frac sand service in our backlog include approximately 3,600 in 2018, and the remainder between 2019 and 2021. We continue to monitor this market very closely and are encouraged by signs of improving fundamentals for the demand for frac sand created by increased drilling and greater amounts of sand used in fracking operations. Our operational flexibility enables our team to respond to very challenging and dynamic industry conditions.

On our last earnings call, we provided first-half 2017 delivery guidance of between approximately 7,000 and 8,000 railcars. For the full-year, we currently anticipate new railcar deliveries of between 14,000 and 15,000 railcars and an operating margin of 8 % in the Rail Group. We expect our operating margin to decline in the second half of the year reflecting continued slowing of production and the mix and pricing of railcars in our planned production schedule. At year end, we have sold or lease commitments for approximately 85% of the planned production slots in 2017. Our margin guidance, year-over-year, reflects a 47% decline due to lost operating leverage. We are also assuming that current market conditions will persist throughout 2017. I am confident our operations team will continue to execute with a high level of skill as we optimize our production footprint while maintaining flexibility to accommodate potential improvement in demand.

I am pleased with the operating improvements and flexibility of our expanded maintenance services capabilities. Our team is conducting HM-251 modifications while also providing regulatory compliance services for an increasing portion of our owned and managed lease fleets. We are making modifications to our lease fleet and modifications for third-parties. We continue to engage in dialogue with our customers regarding HM-251 modifications and are experiencing an increase in inquiries from customers. At the end of the fourth quarter, we had approximately 12,100 railcars operating in flammable service in our lease fleet that are impacted by HM-251 regulations, including approximately 25% that were in crude service. Approximately 2,100 of our railcars in flammable service have already been modified or were manufactured under the new standard, leaving 10,000 railcars that are subject to future compliance dates, with more than 90% of those dates occurring in 2023 and beyond.

The Leasing Group performed very well in the fourth quarter, contributing to a solid year while facing deteriorating market conditions. The scale and diversification of our owned and managed lease fleet of 103,840 railcars are providing a valuable base of earnings and cash flow to the company as railcar manufacturing profits decline. Revenue from operations in the fourth quarter was essentially flat year-over-year while profit from operations increased approximately 14.8%. New railcar fleet additions and effective management of fleet maintenance costs offset lease rate renewal declines that occurred during the year.. Utilization for the lease fleet increased sequentially at the end of the year to 97.6%. We continue to focus on maintaining high fleet utilization and keeping lease renewal terms comparatively short as we anticipate the opportunity to reprice assets in a more favorable future market environment. We will also continue to grow our lease fleet in 2017. At the end of 2016, our committed leased railcar backlog stood at 9,100 railcars with a value of $850 million which extends into 2021.

While we continue to expect railcar leasing fundamentals to remain challenging in 2017, our lease fleet is very well positioned to withstand the current market environment. With an average remaining lease term of 3.5 years, lease expirations in 2017 and 2018 are within a manageable range and consistent with recent prior years. As I mentioned, we are beginning to experience some firming in utilization and renewal rates at existing pricing levels. We expect revenue and profit from leasing operations to be relatively flat year over year.

Secondary markets continue to reflect strong valuations of leased railcar assets given the high interest level from financial institutions. We are planning leased railcar sales through the RIV platform during 2017 totaling $300-400 million. We will continue to balance investment demand from institutional investors with the growth of our wholly owned lease fleet.

In summary, the Rail Group and Leasing and Management Services Group are well prepared to execute in the current uncertain market environment. The consistency of the earnings contribution from our Leasing operations and the flexibility our RIV platform provides reflect the value of the leasing strategy for TrinityRail and the Company. In our 2017 operating plan we are focused on optimizing our production efficiency at reduced production levels, and maintaining lease fleet utilization while continuing to invest in our lease fleet, product development and manufacturing processes and systems. The investments we have made in our lease fleet and our operating capabilities position us toward elevating TrinityRail’s performance throughout the entire business cycle.

I will now turn it over to James for his remarks.